PRELIMINARY 2003 YEAR END and FOURTH QUARTER eARNINGS CALL
                 Webcast live on march 23, 2004 at 11:00 am eST

                                Script of session

SUSAN JONES - EMAGIN - EXECUTIVE VICE PRESIDENT AND CHIEF MARKETING AND STRATEGY OFFICER

Good morning. I'd like to welcome everyone to eMagin's fourth quarter and year-end 2003 financial results conference call.

Gary is going to begin by giving an overview of our financial results for both the quarter and the full year, and then update you on our recent achievements and outlook for the coming year. Before we begin, though, we want to inform you that our auditors have not quite completed the final preparations required to file our form 10K SB today.

We expect this to be completed within a few days, and we fully expect this to occur prior to the SEC filing deadline of next Tuesday. There do not appear to be any disagreements regarding the data under audit at this time.

We believe that it is very important to hold our conference call as scheduled, because we want to provide and update to our investors, and we do not anticipate any substantial changes to the numbers we are reporting today. Should any substantive changes be forthcoming, they will of course be provided in the SEC filing.

We do recommend that shareholders take the time to review the 10K SB once it is filed in order to get a more complete picture of your company.

I'd like to remind everyone that, during today's call, we will be making forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations, projections, beliefs and estimates, and are subject to a number of risks and uncertainties. Such statements include our referenced projections, our future revenues, plans for product development and production, the Company's ability to ramp up production at its manufacturing facilities, future contracts and commercial arrangements, future product benefits and future operations, liquidity and capital resources, as well as statements containing words like believes, expects, estimates, plans, anticipate, targets, will, intend, seek, could, would, and other similar expressions. These factors are included in the Company's 10Q reports on file with the Securities and Exchange Commission, and will also be included in the forthcoming 10K SB filed for the year December 31st, 2003. Except as expressly required by the federal security laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reasons.


GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

I'm pleased to have this opportunity to provide some insight into what we believe was a very important year for eMagin Corporation.

eMagin has undergone a significant transformation during 2003 and early 2004, including the elimination of almost all of our aged payables and lease liabilities from our balance sheet, and the fixed costs associated with those equipment leases and debt servicing.

These changes reduced our monthly expenses by on the order of $700,000 to $900,000 per month, making it potentially easier for us to reach profitability in 2004.

From January 1, 2003 through February 2, 2004, the Company completed private placement financings of approximately $10 million with institutional and private investors. In addition, the Company received over $2.8 million from option and warrant exercises during the same period.

Balance Sheet & Capital Structure

I would like to start with an update of our balance sheet and capital structure. As Susan stated, until the 10K SB is officially filed, the numbers are classified as preliminary, unaudited and potentially subject to modification. First, I'm pleased to say that we have a reasonable level of cash position. On December 31, 2002, we had less than $100,000 cash on hand. As of December 31, 2003, we had approximately $1 million in unrestricted cash.

As of the date of this call, our cash position is over $5 million. This increase in cash is being used to increase our growing supply pipelines and receivables as we increase in production in sales. So, our cash position is one of our primary growth constraints.

As eMagin sales increase this year, we expect to move most of our cash resulting from operations back into increasing supplies and inventories as well as supporting the development of new products. Given our experience, we want to be very careful as to how we use our cash, and we will always try to tailor our activities to our resources.

I think that the reduction of our current liabilities from $14,415,000 in December 2002 to $6,848,000 by the end of 2003 was an important achievement.

Additionally, we paid off all of our major equipment leases, reducing our monthly fixed costs due to leases from over $300,000 per month in early 2003 to approximately $10,000 per month in the fourth quarter of 2003. This was a major step forward in ensuring the solvency of the company.

Furthermore, due to the recent conversion of approximately $8 million secured debt to equity announced in March 2004, we are now virtually debt-free. When you consider our substantial automated semiconductor-like clean room fabrication capability for micro-displays, this was a particularly impressive accomplishment.

We expect that we will have ended the quarter with an improved shareholder's equity position. As of December 31, 2002, our shareholder's equity was a negative $12,808,000, and we expect that 2003 ended with a negative 4.6 to 4.8 million. I'm pleased to say that, at this point in time in March 2004, we now expect to have achieved a positive shareholder equity.

Our assets are measured in accordance with Generally Accepted Accounting Principles, or GAAP, therefore they are typically valued at our historical costs less depreciation. Many of our hard assets may well be undervalued based on this method, and many items, such as our intellectual property, are not capitalized at all.

Income Statement
In our income statement, the total revenue for 2003 is expected to come in around approximately $2.5 million. This represents an increase of about 21 percent over the prior year's results. The fourth quarter 2003 revenue is approximately $1 million compared to 1.2 million in the fourth quarter 2002. However, these raw numbers do not tell the whole story. Revenue from product sales doubled in 2003, while revenue from government R&D contracts was reduced. Importantly, the majority of our 2003 sales resulted from the sales of micro-displays and our newly developing product line of virtual imaging modules. This is the direction of our future.

Our gross margins were 33 percent for the fourth quarter of 2003. This was partially due to the way we record supplies and materials as an expense until the products are sold. As we are increasing our supply inventory, our margins are weighted down.

We anticipate changing to a perpetual inventory system in the latter part of 2004 that should cause our gross margin number to improve even though we anticipate being on a steep upward sales ramp through the remainder of 2004. Direct comparisons to 2002 are difficult due to the change in the nature of eMagin's business. During 2003, we have substantially shifted toward product sales and manufacturing from contract research.

A significant highlight over the last 12 months has been our continued reduction in net operating expenses. Costs and expenses in 2003 were just under $4 million as compared to 14,734,000 in 2002.

Gains from payable debt lease restructuring in 2003 accounted for approximately $4.6 million of the 2003 expense reduction, but the remainder came from solid cost reductions due to lease reductions and other parameters.

Even though eMagin was growing, these cost reductions were able to be put in place. The conversion of our secured debt in the first quarter of 2004 will also played a big role as the Company races toward profitability. It is important to also note that we have managed this decline in expenses while increasing our capability to meet our strategic goals.

Our net loss for 2003 was approximately $4.7 million as compared with $14,913,000 in 2002. Net loss for the fourth quarter in 2003 was approximately $1.9 million versus $1.7 million in 2002.

Our number of weighted average outstanding shares had increased from approximately 30 million in December 2002 to approximately 36 million in December 2003. The loss per share in 2003 was 13 cents as composed - as compared to the loss per share in 2002 of 51 cents per share.

Due to the above financial accomplishments coupled with our operational successes, as I will discuss shortly, our stock price has begun to rebound. During the last 12 months, the performance of our stock has exceeded our market comparisons, including the Dow and NASDAQ and Russell indices.

We believe that part of this growth is due to added market attention to our emerging virtual imaging product field, and by efforts of management to get our story better communicated. We are committed to improving our communications and create solid value for our shareholders.

For operations, eMagin is in the best position it has ever been in. We went public over three years ago and, at that time, we had a powerful core technology that could potentially open the world's door to practical virtual imaging. This goal would enable people to have access to large area high-resolution imaging and even 3-D 360-degree surround imaging, something before only visible in expensive, heavy, bulky simulators.

At that time, we still needed to develop our display products. This meant we had to develop a host of divergent technologies, including the semiconductor design of 15 million transistor-integrated circuits which incorporate built-in PC interfaces and several graphic functions, as well as a new type of analog DRAM, which were required in order for the parts to be practical, based on market input from customers.

We  had  to  develop  new  semiconductor-like   processes,   invent  new  device
structures, invent and adapt new materials, create and adapt new automated production equipment, and then we had to work with our customers to begin to open these new markets. All of these were major tasks.

We found ourselves undercapitalized in one of the worst capital markets of recent times back in 2001 and 2002.

With much perseverance, a great core team, effective sales efforts and the belief of a few key and much-appreciated supporters, we were able to reach our current position where the goal is finally close at hand.

We are a different company today than we were a year ago, but with the same vision. 2003 was a year of restructuring our finances and reorienting ourselves from mostly R&D to producing products.

Customers were completing their product R&D efforts and preparing to launch their products. Several large purchase agreements were inked, and many more plans were put in place to launch new virtual imaging products in a great many applications areas.

We have the best products in our market, so our biggest task now is to help make this emerging market grow and to cost-effectively produce and ramp our production of displays and virtual imaging subsystems.

Products and Customers

We offer products to OEMs and other large volume buyers as both separate components and integrated bundles, with lenses or as full systems.

We believe that our strategy of offering our products both as separate components and as integrated bundles will allow us to address the needs of the largest number of potential customers.

We have commercialized two OLED microdisplay products, our SVGA-plus series resolution microdisplay, which contains 1.53 million picture elements, and our stereovision-capable SVGA 3-D display, which contains 1.44 million picture elements.

We are currently developing a military and industrial-oriented high-luminance monochrome SXGA integrated circuit.

For those of you not familiar with our terminology, SVGA plus is so-called because it contains 52 more display columns of Triad pixels than a standard SVGA display.

The design also permits users to run either standard SVGA 800 by 600 pixels or analog output - or the analog output of many portable computers, or nine by - 16 by 9 format available from certain DVD players and other data systems, and we also have capability in the SVGA plus to interface with monochrome NTSC and now PAL CCIR.

We also offer engineering support and a variety of support products to enable customers to quickly integrate our products into our own product development programs. Our multifunctional development kits provide a comprehensive menu selection of parameters of interest to product developers.

In October 2003, we introduced a PC interface kit which provides a simple RGB interface with image flipping for SVGA plus and SVGA 3-D displays, and automatic stereovision signal recognition for the SVGA 3-D displays.

As we have stated before, more than 100 OEM customers have now purchased OLED developer kits, OLED microdisplays, headsets or our subsystems, and are at various stages of their own typical six to 24-month production development cycles.

In 2003 and early 2004, we have finally been able to publicly announce the first adoption of our product for commercial products by some of our customers.

The recent consumer entertainment sector head-mounted display product showings by Leadtek at CES and last week at CEBIT show how small and lightweight a consumer HMD will be.

Other consumer OEM HMDs of various styles are also on the horizon for 2004, and all are targeted for worldwide distribution following more limited initial market introductions. Camcorders, cameras, VR games, mobile, consumer PCs and mobile videophones are all major areas of targeted consumer OEM expansion for our displays.

In military, security, fire/rescue, aviation, transportation, manufacturing, healthcare, industrial applications, our displays are finding their way into new products that enable people to obtain crucial information and interact with visual data in new ways.

Among the first to adopt our OLED micro-display was Rockwell KEO with the Land Warrior program HMD, and KEO's S-035 Rugged Head-Mounted Display system.

The past six months have seen announcements of:

     -- VR Magic's EYESI, a sophisticated 3-D virtual reality surgical training system;
     -- the coupling of the Liteye 400 headset with Antelope Technology's MCC-integrated hands-free computing technology,
     -- Sensics SkyVisor, developed for the Robonaut, a humanoid robot being developed by NASA and DARPA to help reduce the number of dangerous space walks required of astronauts. This innovation will also emerge as a new product to Sensics, with an incredible 150-degree field of view, which can be used for a variety of telepresence and simulation applications;
     -- Night Vision Equipment Corporation's Helmet IR-50 Thermal Imager, which provides fully maneuverable monocular eyepiece design to quickly attach or detach to a standard military helmet, and is one of the first OLED products available on the government's GSA catalog.
     -- Sage Technologies Helmet View and Total Fire Group's Fire Warrior, which are designed to attach to all popular firefighter helmets and provide a vision system based on infrared thermal imaging technology that allows firefighters to see areas of heat such as recently made footprints, even when their normal vision is completely blocked by smoke or even a child under a blanket.

There are actually other products that are even now available that use our micro-displays.

We will continue to observe our customers' desires as they relate to publicity regarding their products, and we will announce those products as customers permit. For example, last week we saw an exciting new product, which is now being commercialized by a major international company with a first application for border patrol. We expect to announce this shortly.

Low power consumption, large operating temperature range, compact system design, super high-performance relative to similar resolution LCDs are all strong advantages for the OLED micro-display.

Our virtual imaging subsystems business has also just begun to grow. We combine our displays with optics, electronics, housing, specialized cables, to create virtual imaging subsystems that are attached to other products.

Our Sage and Total Fire Group firefighter system is an example of such a product. By combining and optimizing various components, we are able to create high-quality products, reduce the customers' time to market, and better achieve economies of scale in low to intermediate quantity production than would be normally attainable if the customers were purchasing these items independently.

The demand for our displays and subsystems continues to strengthen. eMagin is still using only a small fraction of its 50,000 SVGA 3-D equivalent production equipment capacity for displays. We believe that the current facility could produce over $75 million in displays per year, based on current pricing estimates.

We are anticipating that, during 2004, we will rapidly move toward utilizing the substantial part of this capacity on a monthly basis. If even a modest fraction of our customers' targets is realized, we currently have over $30 million in purchase agreements and orders extending out over the next 18 months, and we anticipate our demand should grow to potentially fill our existing production capacity within the next two years.

Production yields are improving and are on target. We have recently maintained and upgraded some equipment during the first quarter for improved reliability and quality. These upgrades required some significant downtime in early 2004, but are expected to provide significant benefits through the rest of the year.

We experienced some delays in wafer shipments during the early part of this quarter in 2004, as our principal silicon CMOS supplier, TSMC, had serious capacity issues. These issues appear to be addressed, and we are now receiving silicon CMOS wafers from our foundry. However, our first quarter output will be affected by these delays. With the new supplies now in hand, we are accelerating production to reduce our short-term backlog.

Our foundry has indicated they intend to provide the wafer allocations we will need in order to meet our production ramp. Overall, with the equipment improvements and supply issues hopefully behind us, we are looking forward to a great rest of the year.

Our new products for 2004 are in process. We and Rohm Corporation are very excited about our QVGA wafers that are expected to arrive as soon as they are processed in the second or third quarter.

We have high expectations for these new displays that target the camcorder and digital camera viewfinder markets, which will be new markets for our products. Improved higher efficiency OLEDs are being developed and anticipated to be used to create a new product series already - using the already existing silicon ICs. These are expected to be introduced midyear for high-luminance and long-life static image applications. Our SXGA display that is under development is now anticipated for completion later in 2004.

We have other new eMagin products that are at various stages of development from very near-term to long-term. These new products are designed to ease customer use and adoption of our displays, enhance the capability or usability of our displays, and to create new base integrated circuits for the displays.

The eMagin team of approximately 50 people are highly leveraged by IBM facility support, Eastman Kodak and other significant amounts of outsource manufacturing and supply efforts economically provided by others.

We have been cautious to hire only highly capable people to join our team for any position. Searches are underway for several positions. Of the most senior positions, the CFO and Senior Marketing positions are a high priority. Search firms are working on a contingency basis, and several potential candidates have been identified for these slots. Each candidate will be carefully considered.

These have been important achievements, but we are just beginning to bring the new concept of virtual imaging to the market. We believe that the last year has been a critical period for eMagin, but we are just barely beginning.

Thank you.

                     Synopsis of Question and Answer Session

Question 1: STEPHEN AMSTERDAM - EMERALD ASSET MANAGEMENT - ANALYST

You had mentioned with your supply issues behind you, as you're ramp for production increases during the course of the year, what have you done to make sure that you don't end up with another delay in product shipments, and - or it your wafer partner aware of the ramp that you are projecting as well?

GARY JONES: - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Well, our wafer partner had indicated that they were caught somewhat by surprise by a large increase in volume - this is on their own public information - and that they were pushing 100 percent capacity.

We've met with them extensively and worked out schedules that appear to be adequate right now, and they're very cautious about setting up the schedules throughout the rest of the year. We believe we've reached at a good agreement that would allow us to get the supplies we need on a reliable basis at this time.

Question 2: J.P. MARK - FARMHOUSE EQUITY RESEARCH - ANALYST

If you can talk about it, can you say a little bit about the revenue ramp that you've seen in Q1? I know you alluded to the fact that there was some potential component shortages, which are - have hurt. Do you expect to exceed the revenue level that you had in Q4, or where do you think you're going to come out?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

I think it's still a little too early to say. As you are aware from our production capacity, we have a substantial amount of production capacity, so provided the line is loaded and running and no other surprises, up, it can create quite a bit of product, and we have a substantial backlog to fill.

So, I can't really give you any numbers yet, but we are working very hard as we are approaching the end of the quarter and, of course, on into the second quarter to continue running at a much higher run rate now that we do have our supplies coming in.

Question 3: J.P. MARK - FARMHOUSE EQUITY RESEARCH - ANALYST

And I think I missed the point about margins. Can you repeat what you said about Q4 gross margin? Well, I think you had alluded to the fact that you thought - I think you said you thought the gross margins would be improving.

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Oh, simply from an accounting basis. What ends up happening is, as we buy supplies, they get charged to our expenses relative to the product. But, instead of being done as you sell the product on a perpetual basis, it's charged as you go. So, if you're in our current mode of how we are handling this, as you're ramping up, your supplies exceed the amount of product that you're shipping because you're buying more and you're ramping more, but you're not shipping in the same quarter, typically, because the wafers are frequently purchased three to four months in advance.

Question 4: J.P. MARK - FARMHOUSE EQUITY RESEARCH - ANALYST

You also alluded to profitability this year. Do you have any sort of greater granularity on when you think you're going to turn profitable, or would you hazard a guess at this point or not?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

It is our target to turn profitable this year, but I would hesitate to say exactly when that would occur.

Question 5: STEPHEN AMSTERDAM - EMERALD ASSET MANAGEMENT - ANALYST

Do you have any operating assumptions on what your margin will improve to when you reach sort of steady state in your new accounting treatment?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

I think I would hesitate to answer that question just at this point in time. We obviously within our own plans have different margins, and the margins vary quite a bit by different product lines also. A consumer component in large volume may have a much smaller margin than some of our system components going to a very small volume user. So, the margins on a particular product cover a fairly large range.

It would take some effort to get to an exact number, but as we go through and we see what the mix is in each quarter, that determines exactly where it will fall. We should expect that to play a role also as we move forward, and of course, as we change our accounting method of going to a more perpetual inventory, I think that will give us also a clearer running picture of what that gross margin is running at.

Question 6: STEPHEN AMSTERDAM - EMERALD ASSET MANAGEMENT - ANALYST

And with regard to going after the camcorder digital still market that you mentioned in my guess the second or third quarter when you're getting your first silicon, are they - that's obviously a different customer set.

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Yes.

Question 7: STEPHEN AMSTERDAM - EMERALD ASSET MANAGEMENT - ANALYST

How do you go after that, or is that still in process at this point?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

We would be going after that market with Rohm acting as the primary sales force into that market. They have very good contacts in sales activities with all the camcorder manufacturers.


Question 8: PATRICK WALKER - WALKER SMITH CAPITAL - ANALYST

Did you say that the backlog was 36 million?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Thirty. That's as of now

Question 9:  PATRICK WALKER - WALKER SMITH CAPITAL - ANALYST

And just a couple of - I guess since we don't have all financials out yet, the - what would be your share account?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

We had just had our conversion of debt. OK, as of December 31, 2003, we had approximately 43 million shares outstanding. (prior to January financing and conversion). When the 10K comes out, it will have those numbers.

Question 10: PATRICK WALKER - WALKER SMITH CAPITAL - ANALYST

Relative to the questions on margins and things like that, I guess that impacts burn rate and requirement, and obviously you've got to kind of shepherd your resources as you manage this growth. What's your - with the cash in hand, what's kind of the realistic amount of growth you can have?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The cash in hand provides for a reasonable growth rate. I think that, in this business, cash really determines to a big extent how much inventory you can have ready to go at the back end for the short-term customers that determines how much in-process inventory you can have, how many wafers you can have coming in, how much of other supplies, how immune you are to - if your wafer supplier suddenly is six weeks late on a delivery, how much of a buffer do you have to protect you against those type of effects. So, I think we're reasonable right now.

Question 11: PATRICK WALKER - WALKER SMITH CAPITAL - ANALYST

OK, so you don't care to kind of update the guidance based on cash?

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Well, I think I said a short while ago that we have about $5 million in cash.

PATRICK WALKER - WALKER SMITH CAPITAL - ANALYST

I'm trying to kind of translate that into what we should expect for the year in terms of the growth, in other words, how much growth that affords to buy.

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The formula of how the cash works into the ramp, there is a relationship there, and there's a complex one, as you might expect. The more cash we would have on hand, the faster the growth rate could potentially be scheduled for. But, we're not cash-starved like we were in 2002 and 2003.

GARY JONES - EMAGIN - CHAIRMAN AND CHIEF EXECUTIVE OFFICER

All right. Well, thank you very much, everyone. We appreciate the support of all of our shareholders.

[11:50 AM EST. End of earnings call]